Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:      Paresh Maniar,
                    Executive Director, Investor Relations
                    (408) 737-7600

MAXIM REPORTS RECORD REVENUES EXCEEDING
$2 BILLION IN FISCAL YEAR 2007

SUNNYVALE, CA- August 2, 2007-Maxim Integrated Products, Inc., (NASDAQ:MXIM) reported net revenues of $531.1 million for its fiscal fourth quarter ending June 30, 2007, an 11.6% increase from the third quarter of fiscal 2007 and a 4.0% increase from the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2007 was a 14 week quarter for Maxim while the third quarter of fiscal 2007 and the fourth quarter of fiscal 2006 were 13 week quarters.

For the fiscal year ending June 30, 2007, Maxim recorded net revenues of $2.007 billion, an 8.0% increase from the $1.859 billion of net revenues recorded in fiscal 2006. Fiscal 2007 was a 53 week year for the Company while fiscal 2006 was a 52 week year.

Maxim is not providing detailed GAAP and non-GAAP financials for the quarter ending June 30, 2007 due to the previously announced need to restate its historical financial statements, to record additional non-cash, stock-based compensation expense related to past stock-option grants. Consequently, limited financial data is being presented at the present time.

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Tunc Doluca, President and Chief Executive Officer, commented, "Reaching $2 billion in annual revenues is an important milestone. It reflects our long standing goal to win a significant share of the worldwide demand for high performance analog and mixed-signal products. Building on our past successes, we will continue to develop innovative building block products with broad market appeal as well as address growing customer demand for highly integrated, complex products."

Mr. Doluca concluded, "Our recent investments in manufacturing capacity and productivity tools position us to produce superior, long term, profitable growth. In light of this, I am pleased to announce that Maxim's Board of Directors has approved a 20% increase in our quarterly dividend."

A cash dividend for the fourth quarter of fiscal 2007 of $0.1875 per share will be paid on September 7, 2007 to stockholders of record on August 23, 2007.

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MAXIM INTEGRATED PRODUCTS, INC.
SELECTED UNAUDITED FINANCIAL INFORMATION

Twelve Months Ended
		June 24, 2006	June 30, 2007
(in thousands)

Net revenues		$ 1,858,942	$ 2,007,105

Additions to property, plant and equipment		$ 242,069	$ 380,710

Three Months Ended
	June 24, 2006	March 24, 2007	June 30, 2007
(in thousands)

Net revenues	$ 510,577	$ 475,799	$ 531,108

Additions to property, plant and equipment	$ 120,772	$ 71,526	$ 119,637

	June 24, 2006	March 24, 2007	June 30, 2007
(in thousands)

Cash and cash equivalents	$ 422,333	$ 383,061	$ 577,068
Short-term investments	920,317	941,189	722,286
	$ 1,342,650	$ 1,324,250	$ 1,299,354

Accounts receivable, net	$ 292,592	$ 250,703	$ 244,009

Note 1: Due to the pending restatement of the Company's historical financial statements
(see discussion in the release text), all financial numbers presented in this release should be considered estimates and may be subject to significant adjustment.

Note 2: The fiscal three month period ending June 30, 2007 included 14 weeks while the fiscal three month periods ending March 24, 2007 and June 24, 2006 included 13 weeks.
The fiscal twelve month periods ending June 30, 2007 and June 24, 2006 included 53 weeks and 52 weeks, respectively.

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes the Company's expectation to restate its historical financial statements to record additional non-cash, stock-based compensation expense related to past stock-option grants, and building on the Company's past successes, its intention to continue to develop innovative building block products with broad market appeal as well as address growing customer demand for highly integrated, complex products. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market product mix shifts, customer cancellations and price competition, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2005. In addition, the risks include the possibility that the Company may be unable to timely complete its restatement of financial results, and the uncertainty that the Company can promptly become compliant with all NASDAQ and SEC filing requirements, and the possibility that Maxim's common stock will no longer continue to remain listed on the NASDAQ Global Market; the risk that the matters described in this press release could divert management's attention from operations; and the fact that expenses arising from inquiries made by governmental agencies, the restatement, related private litigation, and other associated activities are expected to be significant.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real-world signal processing.

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Maxim Integrated Products, Incorporated

Company Profile

Maxim Integrated Products, Incorporated was founded in 1983 and has been traded on NASDAQ under the symbol "MXIM" since its initial public offering in February 1988. Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits "connect" the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the signals necessary for computer and digital signal processing.